Exhibit 10.15



                          $40,000,000
                  LOAN AND SECURITY AGREEMENT


                        by and between


                       PHARMHOUSE CORP.,


                              and


                 FOOTHILL CAPITAL CORPORATION

                   Dated as of May 15, 1998







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                       TABLE OF CONTENTS

                                                       Page(s)

1.  DEFINITIONS AND CONSTRUCTION                            1
     1.1  Definitions                                       1
     1.2  Accounting Terms                                 14
     1.3  Code                                             14
     1.4  Construction                                     14
     1.5  Schedules and Exhibits                           14

2.  LOAN AND TERMS OF PAYMENT                              14
     2.1  Revolving Advances                               14
     2.2  Letters of Credit                                15
     2.3  Term Loan                                        17
     2.4  Intentionally Omitted                            17
     2.5  Overadvances                                     17
     2.6  Interest and Letter of Credit Fees: Rates,
          Payments, and Calculations.                      18
     2.7  Collection of Accounts                           19
     2.8  Crediting Payments; Application of Collections   20
     2.9  Designated Account                               21
     2.10 Maintenance of Loan Account; Statements of
          Obligations                                      21
     2.11 Fees                                             21
     2.12 Capital Adequacy                                 22
     2.13 Credit Line Amount                               22

3.  CONDITIONS; TERM OF AGREEMENT                          22
     3.1  Conditions Precedent to the Initial Advance,
          Letter of Credit and the Term Loan               22
     3.2  Conditions Precedent to all Advances,
          all Letters of Credit and the Term Loan          25
     3.3  Condition Subsequent                             25
     3.4  Term                                             25
     3.5  Effect of Termination                            26
     3.6  Early Termination by Borrower                    26
     3.7  Termination Upon Event of Default                26

4.  CREATION OF SECURITY INTEREST                          26
     4.1  Grant of Security Interest                       26
     4.2  Negotiable Collateral                            27
     4.3  Collection of Accounts, General Intangibles,
          and Negotiable Collateral.                       27
     4.4  Delivery of Additional Documentation Required    27
     4.5  Power of Attorney                                27
     4.6  Right to Inspect                                 28
     4.7  Release of Health Care Receivables               28

5.  REPRESENTATIONS AND WARRANTIES                         28
     5.1  No Encumbrances                                  29
     5.2  Intentionally Omitted                            29

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     5.3  Eligible Inventory                               29
     5.4  Equipment                                        29
     5.5  Location of Inventory and Equipment              29
     5.6  Inventory Records                                29
     5.7  Location of Chief Executive Office; FEIN         29
     5.8  Due Organization and Qualification; Subsidiaries 29
     5.9  Due Authorization; No Conflict                   30
     5.10 Litigation                                       30
     5.11 No Material Adverse Change                       31
     5.12 Solvency                                         31
     5.13 Employee Benefits                                31
     5.14 Environmental Condition                          31
     5.15 License Arrangements                             32
     5.16 Credit Card Agreements                           32

6.  AFFIRMATIVE COVENANTS                                  32
     6.1  Accounting System                                32
     6.2  Collateral Reporting                             32
     6.3  Financial Statements, Reports, Certificates      33
     6.4  Tax Returns                                      34
     6.5  Guarantor Reports                                34
     6.6  Intentionally Omitted                            34
     6.7  Title to Equipment                               34
     6.8  Maintenance of Equipment                         34
     6.9  Taxes                                            34
     6.10 Insurance                                        35
     6.11 No Setoffs or Counterclaims                      36
     6.12 Location of Inventory and Equipment              36
     6.13 Compliance with Laws                             36
     6.14 Employee Benefits                                36
     6.15 Leases                                           37
     6.16 Year 2000 Compliance                             37
     6.17 Credit Card Agreements                           37

7.  NEGATIVE COVENANTS                                     38
     7.1  Indebtedness                                     38
     7.2  Liens                                            39
     7.3  Restrictions on Fundamental Changes              39
     7.4  Disposal of Assets                               39
     7.5  Change Name                                      39
     7.6  Guarantee                                        39
     7.7  Nature of Business                               40
     7.8  Prepayments and Amendments                       40
     7.9  Change of Control                                40
     7.10 Consignments                                     40
     7.11 Distributions                                    40
     7.12 Accounting Methods; Fiscal Year                  40
     7.13 Investments                                      40
     7.14 Transactions with Affiliates                     40
     7.15 Suspension                                       40
     7.16 Intentionally Omitted                            40

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     7.17 Use of Proceeds                                  41
     7.18 Change in Location of Chief Executive Office;
          Inventory and Equipment with Bailees             41
     7.19 No Prohibited Transactions Under ERISA           41
     7.20 Financial Covenants                              42
     7.21 Capital Expenditures                             42

8.  EVENTS OF DEFAULT                                      43

9.  FOOTHILL'S RIGHTS AND REMEDIES                         44
     9.1  Rights and Remedies                              44
     9.2  Remedies Cumulative                              46
     9.3  Script Files and Pharmaceuticals                 47

10.  TAXES AND EXPENSES                                    47

11.  WAIVERS; INDEMNIFICATION                              47
     11.1 Demand; Protest; etc                             47
     11.2 Foothill's Liability for Collateral              47
     11.3 Indemnification                                  48

12.  NOTICES                                               48

13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER            49

14.  DESTRUCTION OF BORROWER'S DOCUMENTS                   50

15.  GENERAL PROVISIONS                                    50
     15.1 Effectiveness                                    50
     15.2 Successors and Assigns                           50
     15.3 Section Headings                                 50
     15.4 Interpretation                                   50
     15.5 Severability of Provisions                       50
     15.6 Amendments in Writing                            50
     15.7 Counterparts; Telefacsimile Execution            51
     15.8 Revival and Reinstatement of Obligations         51
     15.9 Integration                                      51
     15.10     Time is of the Essence                      52
     15.11     Confidentiality                             52


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SCHEDULES AND EXHIBITS

Schedule E-1             Eligible Inventory Locations
Schedule P-1             Permitted Liens
Schedule R-1             Real Property Collateral
Schedule 2.7(b)          Armored Car Services
Schedule 5.8             Subsidiaries; Shareholders
Schedule 5.10            Litigation
Schedule 5.13            ERISA Benefit Plans
Schedule 5.16            Credit Card Agreements
Schedule 6.12            Location of Inventory and Equipment

Exhibit C-1              Form of Compliance Certificate

<Page 1>
                  LOAN AND SECURITY AGREEMENT


      THIS LOAN AND SECURITY AGREEMENT (this "Agreement"), is entered into as of May 15, 1998, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333 and PHARMHOUSE CORP., a New York corporation ("Borrower"), with its chief executive office located at 860 Broadway, New York, New York 10003.

     The parties agree as follows:

1.             DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

               "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

                "Accounts" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor, including, without limitation, Credit Card Receivables and Health Care Receivables.

               "Advances" has the meaning set forth in Section
2.1(a).

                "Affiliate" means, as applied to any Person, any other Person who directly or indirectly controls, is controlled by, is under common control with or is a director or officer of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote 20% or more of the securities having ordinary voting power for the election of directors or the direct or indirect power to direct the management and policies of a Person.

                "Agreement" has the meaning set forth in the preamble hereto.

                "Armored Car Services" shall mean the armored car services listed on Schedule 2.7(b) hereto and their respective successors and assigns or any other armored car service selected by Borrower after the date hereof and reasonably acceptable to Borrower.

                "Authorized Person" means any officer or other employee of Borrower.

                "Average Unused Portion of Maximum Amount" means, as of any date of determination, (a) the Credit Line Amount, minus (b) the sum of (i) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (ii) the average Daily Balance of the undrawn Letters of Credit that were outstanding during the immediately preceding month, plus (iii) the average Daily Balance of the principal of the Term Loan; provided, however, that if such difference is a negative number, the Average Unused Portion of Maximum Amount shall be deemed to be zero.

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                "Bankruptcy  Code"  means  the  United  States
Bankruptcy Code (11 U.S.C. 101 et seq.), as amended, and any successor statute.

                "Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

                 "Blocked Account" shall mean the special deposit account established by Borrower at the Blocked Account Bank pursuant to the Blocked Account Agreement, into which Borrower shall cause all proceeds of the Collateral and all cash received by it to be transferred or deposited in accordance with Section 2.7(a) hereof.

                "Blocked Account Agreement" means that certain
Blocked Account Agreement, in form and substance satisfactory to Foothill, among Borrower, Foothill and the Blocked Account
Bank.

                "Blocked Account Bank" means Sterling National
Bank and Trust Company of New York and/or any other bank mutually acceptable to Borrower and Foothill.

                "Borrower" has the meaning set forth in the preamble to this Agreement.

                "Borrower's Books" means all of Borrower's books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

                "Borrowing Base" has the meaning set forth  in
Section 2.1(a).

                "Business Day" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

                "Change of Control" shall mean (a) all or substantially all of the assets of Borrower are sold, in one or in a series of transactions, to any "Person" or "Group" (as such terms are used in Sections 14(d)(2) and 13(d)(3), respectively, of the federal Securities Exchange Act of 1934, as amended); (b) Manfred Brecker, Anne Brecker, Kenneth A. Davis, or Marcie B. Davis shall at any time own and control less than twenty percent (20%), on a fully diluted basis, of the combined voting power of the then outstanding securities of Borrower ordinarily (and apart from rights accruing to the holders of one or more classes of preferred securities under certain circumstances) having the right to vote in the election of directors; or (c) after the Closing Date, the replacement of two-thirds (2/3) of the Board of Directors of Borrower from the directors who constitute the Board of Directors during any one (1) year period during the term of this Agreement.

                "Closing Date" means the date of the first to occur of the making of the initial Advance, the issuance of the initial Letter of Credit or the funding of the Term Loan.

                "Code" means the Uniform Commercial Code as in effect in the State of New York from time to time.

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                "Collateral"  means,  all  real  and  personal
property of the Borrower, whether now existing or hereafter acquired, including without limitation each of the following:

        (a)              the Accounts,

        (b)              Borrower's Books,

        (c)              the Equipment,

        (d)              the General Intangibles,

        (e)              the Inventory,

        (f)              the Negotiable Collateral,

        (g)              the Real Property Collateral,

        (h)              any  money,  or  other  assets   of
Borrower that now or hereafter come into the possession, custody, or control of Foothill,

        (i)              the Investment Property;

        (j)              the Script Files; and

        (k) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

                "Collateral Access Agreement" means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgment agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Foothill.

                "Collections" means all cash, checks, notes, instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

                "Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 and delivered by the chief accounting officer of Borrower to Foothill.

                "Cost"  means,  with respect to  any  Eligible
Inventory, the lower of cost or market value of such  Eligible
Inventory as determined on a basis consistent with Borrower's current and historical accounting practices.

                 "Credit Card Acknowledgments" shall mean, individually and collectively, the agreements by Credit Card
Issuers  or Credit Card Processors who are parties  to  Credit

<Page 4>
Card Agreements in favor of Foothill acknowledging Foothill's first priority security interest in the monies due and to become due to Borrower (including, without limitation, credits and reserves) under the Credit Card Agreements, and agreeing to transfer all such amounts to the Blocked Account.

                 "Credit Card Agreements" shall mean all agreements now or hereafter entered into by Borrower with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

                "Credit Card Issuer" shall mean any Person (other than Borrower) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards, and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards.

                 "Credit Card Processor" shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any of Borrower's sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

                 "Credit Card Receivables" shall mean all Accounts consisting of the present and future rights of Borrower to payment for Inventory sold and delivered to customers who have purchased such goods using a credit card or a debit card issued by a Credit Card Issuer.

                "Credit  Line Amount" shall mean  Thirty  Five
Million Dollars ($35,000,000) or such greater amount (not to exceed the Maximum Amount) as provided in Section 2.13 of this Agreement.

                "Daily  Balance"  means  the  amount  of   an
Obligation owed at the end of a given day.

                "Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

                "Designated Account" means account number 312032301 of Borrower maintained with Borrower's Designated Account Bank, or such other deposit account of Borrower (located within the United States) which has been designated, in writing and from time to time, by Borrower to Foothill pursuant to Section 2.9 hereof.

                 "Designated Account Bank" means Sterling National Bank and Trust Company of New York, whose office is located at 425 Park Avenue, New York, New York 10022, and whose ABA number is 026007773, or such other bank pursuant to
Section 2.9 hereof.

                "Disbursement Letter" means an instructional letter executed and delivered by Borrower to Foothill regarding the extensions of credit to be made on the Closing Date, the form and substance of which shall be satisfactory to Foothill.

               "Dollars or $" means United States dollars.

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               "Early Termination Premium" has the meaning set
forth in Section 3.6.

                "EBITDA" means, with respect to Borrower for any period, the Net Income for such period, plus, without duplication and to the extent deducted in determining Net
Income for such period, the sum of (a) income taxes, (b) interest expense for such period determined in accordance with GAAP, including, without limitation, financing fees and investment banking fees and (c) depreciation and amortization expense.

               "Eligible Inventory" means Inventory consisting
of salable finished goods held for sale in the ordinary course of Borrower's business, that are located at Borrower's premises identified on Schedule E-1, that strictly comply with each and all of the representations and warranties respecting Inventory made by Borrower to Foothill in the Loan Documents, and that are and at all times continue to be acceptable to Foothill in all respects; provided, however, upon notice to and after consultation with the Borrower, the standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrower's current and historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

   (a) it is not owned solely by Borrower or Borrower does not have good, valid, and marketable title thereto;

   (b) it is not located at one of the locations set forth on Schedule E-1;

   (c) it  is  not subject to  a  valid  and  perfected   first
priority  security  interest  in  favor   of Foothill;

   (d) it consists of damaged goods returned or rejected by Borrower's customers or goods in transit;

   (e) it   consists  of Video Rental Inventories;

   (f) it is obsolete or slow moving, a restrictive or custom item, a component that is not part of finished goods, or constitutes spare parts, packaging and shipping materials, supplies used or consumed in Borrower's business, Inventory subject to a Lien in favor of any third Person, bill and hold goods, defective goods, "seconds," or Inventory acquired on consignment;

   (g) it consists of milk or bread;

   (h) it  consists of pharmaceuticals which  are  out-of-date;
and

   (i) it consists of used video tapes intended for resale in excess of $100,000 in the aggregate.

               "Equipment" means all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including, (a) any interest of Borrower in any of the foregoing, and (b) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

<Page 6>
                "ERISA"  means the Employee Retirement  Income
Security Act of 1974, 29 U.S.C. 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

                "ERISA Affiliate" means (a) any corporation subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC
Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c),
(c)   solely  for  purposes  of  Section  302  of  ERISA   and
Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

               "ERISA Event" means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Borrower, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan,
(e)  any  event or condition (i) that provides a  basis  under
Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under
Section 401(a)(29) of the IRC by Borrower or its Subsidiaries or any of their ERISA Affiliates.

               "Event of Default" has the meaning set forth in
Section 8.

                "Existing  Lender"  means  Congress  Financial
Corporation, a California corporation.

                "FEIN"  means  Federal Employer Identification
Number.

                "Foothill" has the meaning set forth in the preamble to this Agreement.

               "Foothill Account" has the meaning set forth in
Section 2.7.

                 "Foothill  Expenses"  means  all:   costs  or
expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by Foothill; reasonable fees or charges paid or incurred by Foothill in connection with Foothill's transactions with Borrower, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Personal Property Collateral or Real Property Collateral appraisals), real estate surveys, real estate title policies and endorsements, and environmental

<Page 7>
audits; reasonable costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); reasonable charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Personal Property Collateral or the Real Property Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Foothill's relationship with Borrower or any guarantor; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought; provided, however, that Foothill's Expenses incurred on or prior to the Closing Date in connection with the closing of the transactions contemplated by this Loan Agreement and the Loan Documents shall not exceed $75,000.

                "GAAP" means generally accepted accounting principles as in effect from time to time in the United
States, consistently applied.

                "General  Intangibles" means all of Borrower's
present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

                "Governing Documents" means the certificate or articles of incorporation, by-laws, or other organizational or governing documents of any Person.

               "Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources,
(c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

                "Health Care Payor" shall mean any debtor or obligor in any way obligated on or in connection with any of

<PAge 8>
the Health Care Receivables, including, without limitation, any fiscal intermediary or governmental agency or authority that is responsible for handling payments under Medicare or Medicaid or any private insurance company.

                 "Health Care Receivables" shall mean any Accounts arising from the sale of pharmaceutical products for which Borrower is to receive payment from a Health Care Payor.

                "Indebtedness" means: (a) all obligations of Borrower for borrowed money, (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other similar financial products,
(c) all obligations of Borrower under leases which have been, or should be, in accordance with GAAP recorded as capital leases, (d) all obligations or liabilities of others secured by a Lien on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed, and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

                "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

                "Intangible Assets" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

                 "Inventory" means all present and future inventory in which Borrower has any interest, including goods held for sale or to be furnished under a contract of service and all of Borrower's present and future goods, and packing and shipping materials, wherever located.

                 "Inventory Letter of Credit" means a documentary Letter of Credit issued to support the purchase by Borrower of Inventory prior to transit to a location set forth on Schedule E-1, that provides that all draws thereunder must require presentation of customary documentation (including, if applicable, commercial invoices, packing list, certificate of origin, bill of lading or airwaybill, customs clearance documents, quota statement, inspection certificate, beneficiaries statement, and bill of exchange, bills of lading, dock warrants, dock receipts, warehouse receipts, or other documents of title) in form and substance satisfactory to Foothill and reflecting the passage to Borrower of title to saleable Inventory conforming to Borrower's contract with the seller thereof. Any such Letter of Credit shall cease to be an "Inventory Letter of Credit" at such time, if any, as the goods purchased thereunder become Eligible Inventory.

               "Inventory Reserves" means reserves for (a) the estimated costs relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of Eligible Inventory by Borrower, plus (b) the reasonable estimate of reclamation claims, as such term is defined in the Code, of unpaid sellers of Inventory sold to Borrower.

<Page 9>
                "Investment Property" means, with  respect  to
any Person, all "investment property," as such term is defined in the Code, now owned or hereafter acquired by such Person and, in any event, including, without limitation, all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts.

                "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

                "L/C"  has  the meaning set forth  in  Section
2.2(a).

                "L/C  Guaranty" has the meaning set  forth  in
Section 2.2(a).

                "Letter  of  Credit" means an L/C  or  an  L/C
Guaranty, as the context requires.

                "Lien" means any interest in property securing
an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

                 "Liquidation Value" means the orderly liquidation value determined from time to time by an appraiser satisfactory to Foothill in its sole discretion, provided that after advance consultation with Borrower, Foothill shall notify Borrower of its choice of appraiser.

                "Loan  Account" has the meaning set  forth  in
Section 2.10.

                "Loan Documents" means this Agreement, the Disbursement Letter, the Letters of Credit, the Blocked Account Agreements, the Mortgages, the McKesson Intercreditor Agreement, the Trademark Security Agreement, the Pledge Agreement, the Nichols Guaranty, the Nichols Security Agreement, the Rx Guaranty, the Rx Security Agreement, the Validity Agreement, any note or notes executed by Borrower and payable to Foothill, and any other agreement entered into, now or in the future, in connection with this Agreement.

                "Margin" has the meaning set forth in  Section
2.6(a).

                "Material Adverse Change" means (a) a material
adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (b) the material impairment of Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of Foothill to enforce the Obligations or realize upon the Collateral, (c) a material adverse effect on the value of the Collateral or the amount that Foothill would be likely to receive (after giving

<Page 10>
consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment of the priority of Foothill's Liens with respect to the Collateral.

                "Maximum Amount" means, as of any date of determination, Forty Million Dollars ($40,000,000).

                "Maximum  Revolving Amount" means  the  Credit
Line Amount less the outstanding principal balance of the Term
Loan.

                "McKesson" shall mean McKesson Corporation, a Delaware corporation.

                "McKesson Intercreditor Agreement" means that certain Intercreditor and Subordination Agreement between McKesson and Foothill, in form and substance satisfactory to Foothill.

                "McKesson Receivables Agreement" means that certain Receivables Purchase and Credit Agreement (Recourse) dated August 26, 1997 between McKesson and Borrower, as the same shall be amended, modified or supplemented from time to time.

               "Medicaid" shall mean the health care financial assistance program jointly financed and administered by the Federal and State governments under Title IX of the Social
Security Act.

               "Medicare" shall mean the health care financial assistance program under Title XVIII of the Social Security
Act.

                "Mortgages" means one or more mortgages, deeds of trust, or deeds to secure debt, executed by Borrower or its Subsidiaries in favor of Foothill, the form and substance of which shall be satisfactory to Foothill, that encumber the Real Property Collateral and the related improvements thereto.

                "Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

               "Negotiable Collateral" means all of Borrower's
present and future letters of credit, notes, drafts, instruments, investment property, security entitlements, securities (including the shares of stock of Subsidiaries of Borrower), documents, personal property leases (wherein Borrower is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

               "Net Income" means with respect to Borrower for any period, the net income (or deficit) of Borrower for such period, determined in accordance with GAAP.

                 "Nichols"  means  Nichols  Realty,  Inc.,   a
Pennsylvania corporation.

                "Nichols Guaranty" means that certain Guaranty of even date herewith between Nichols and Foothill, in form and substance satisfactory to Foothill.

<Page 11>
               "Nichols Security Agreement" means that certain
Subsidiary Security Agreement of even date herewith between Nichols and Foothill, in form and substance satisfactory to Foothill.

               "Obligations" means all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations under any outstanding Letters of Credit, premiums (including Early Termination Premiums), liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations, fees, charges, costs, or Foothill Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents or pursuant to any other agreement between Foothill and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

                "Overadvance"  has the meaning  set  forth  in
Section 2.5.

                 "Participant"  means  any  Person  to   which
Foothill has sold a participation interest in its rights under the Loan Documents.

                "Pay-Off Letter" means a letter, in form and substance reasonably satisfactory to Foothill, from Existing Lender respecting the amount necessary to repay in full all of the obligations of Borrower owing to Existing Lender and obtain a termination or release of all of the Liens existing in favor of Existing Lender in and to the properties or assets of Borrower.

                "PBGC"  means  the  Pension  Benefit  Guaranty
Corporation as defined in Title IV of ERISA, or any successor thereto.

                "Permitted  Liens" means  (a)  Liens  held  by
Foothill, (b) Liens for unpaid taxes that either (i) are not yet due and payable or (ii) are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases and purchase money security interests and Liens of lessors under capital leases to the extent that the acquisition or lease of the underlying asset is permitted under Section 7.21 and so long as the Lien only attaches to the asset purchased or acquired and only secures the purchase price of the asset, (e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet due and payable, or (ii) are the subject of Permitted Protests, (f) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (g) Liens or deposits to secure performance of bids, tenders, or leases, incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, (h) Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of Borrower, (i) Liens of or resulting from any judgment or award that would not cause a Material Adverse Change and as to which the time for the appeal or petition for rehearing of which has not yet expired,

<Page 12>
or in respect of which Borrower is in good faith prosecuting an appeal or proceeding for a review, and in respect of which a stay of execution pending such appeal or proceeding for review has been secured, (j) Liens with respect to the Real Property Collateral that are exceptions to the commitments for title insurance issued in connection with the Mortgages, as accepted by Foothill, and (k) with respect to any Real Property that is not part of the Real Property Collateral, easements, rights of way, zoning and similar covenants and restrictions, and similar encumbrances that customarily exist on properties of Persons engaged in similar activities and similarly situated and that in any event do not materially interfere with or impair the use or operation of the Collateral by Borrower or the value of Foothill's Lien thereon or therein, or materially interfere with the ordinary conduct of the business of Borrower.

               "Permitted Protest" means the right of Borrower to protest any Lien (other than any such Lien that secures the Obligations), tax (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the books of Borrower in an amount that is reasonably satisfactory to Foothill or in accordance with GAAP, (b) any such protest is instituted and diligently prosecuted by Borrower in good faith, and
(c) Foothill is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Liens of Foothill in and to the Collateral.

                "Person"  means and includes natural  persons,
corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

                 "Personal  Property  Collateral"  means   all
Collateral other than the Real Property Collateral.

                 "Plan"  means  any  employee  benefit   plan,
program, or arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.

                "Pledge Agreement" means that certain Stock Pledge Agreement of even date herewith between Borrower and Foothill, pursuant to which Borrower grants to Foothill a first priority Lien on and security interest in all capital stock of Borrower's Subsidiaries, in form and substance satisfactory to Foothill.

                "Real Property" means any estates or interests in real property now owned or hereafter acquired by Borrower, including, without limitation, the real property owned by Borrower or its Subsidiaries located in Winchester, Virginia.

                "Real Property Collateral" means the parcel or parcels of real property and the related improvements thereto identified on Schedule R-1, and any Real Property hereafter acquired by Borrower or its Subsidiaries.

                "Reference Rate" means the variable rate of interest, per annum, most recently announced by Norwest Bank Minnesota, National Association, or any successor thereto, as its "base rate," irrespective of whether such announced rate is the best rate available from such financial institution.

<Page 13>
                "Reportable Event" means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

                 "Retiree Health Plan" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.

                 "Rx"   means  Rx  Realty  Corp.,  a  Delaware
corporation.

                "Rx Guaranty" means that certain Guaranty of even date herewith between Rx and Foothill, in form and substance satisfactory to Foothill.

                "Rx  Security  Agreement" means  that  certain
Subsidiary Security Agreement of even date herewith between Rx and Foothill, in form and substance satisfactory to Foothill.

                 "Script File" means the information with respect to prescriptions sold by the Borrower.

                "Solvent" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured,
(c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

                "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

                "Tangible Net Worth" means, as of any date of determination, the difference of (a) Borrower's total stockholder's equity, minus (b) the sum of: (i) all Intangible Assets of Borrower and (ii) all amounts due to Borrower from Affiliates.

               "Termination Date" has the meaning set forth in
Section 3.4.

                "Term  Loan"  has  the meaning  set  forth  in
Section 2.3.

<Page 14>
                 "Trademark Security Agreement" means that certain Trademark Security Agreement of even date herewith between the Borrower and Foothill, in form and substance satisfactory to Foothill.

                "Video Rental Inventories" means video tapes held for rental.

                "Voidable Transfer" has the meaning set forth in Section 15.8.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

1.3              Code.   Any terms used in this  Agreement
that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

1.4 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall "exist," "continue" or be "continuing" until such Event of Default has been waived in writing by Foothill. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

1.5              Schedules  and  Exhibits.   All  of  the
schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.            LOAN AND TERMS OF PAYMENT.

2.1                 Revolving Advances.

              (a)        Subject  to the terms and  conditions
of this Agreement, Foothill agrees to make advances ("Advances") to Borrower in an amount outstanding not to exceed at any one time the lesser of (i) the Maximum Revolving Amount less the outstanding balance of all undrawn or unreimbursed Letters of Credit, or (ii) the Borrowing Base less (A) the aggregate amount of all undrawn or unreimbursed Letters of Credit (other than Inventory Letters of Credit), less (B) thirty-five percent (35%) of the aggregate amount of all undrawn or unreimbursed Inventory Letters of Credit. For purposes of this Agreement, "Borrowing Base", as of any date of determination, shall mean the result of:

                     (x)   (i)  the Cost of Eligible Inventory
          minus the Inventory Reserves, multiplied by (ii) sixty-five percent (65%); provided that such advance rate applicable to Eligible Inventory shall at no time exceed ninety percent (90%) of the Liquidation Value of Inventory; minus

<Page 15>
                     (y)  the aggregate amount of reserves, if
          any,  established by Foothill under Sections 2.1(b),
          6.15 and 10.

             (b) Anything to the contrary in Section 2.1(a) above notwithstanding, Foothill may create reserves against the Borrowing Base or reduce its advance rates based upon Eligible Inventory without declaring an Event of Default if it determines that there has occurred a Material Adverse Change.

             (c)         Foothill shall have no obligation  to
make Advances hereunder to the extent they would cause the outstanding Obligations (other than under the Term Loan) to exceed the Maximum Revolving Amount.

             (d)          Amounts  borrowed pursuant  to  this
Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

2.2                 Letters of Credit.

             (a) Subject to the terms and conditions of this Agreement, Foothill agrees to issue letters of credit for the account of Borrower (each, an "L/C") or to issue guarantees of payment (each such guaranty, an "L/C Guaranty") with respect to letters of credit issued by an issuing bank for the account of Borrower. Foothill shall have no obligation to issue a Letter of Credit if any of the following would result:

                    (i)        the sum of 35% of the aggregate
amount of all undrawn and unreimbursed Inventory Letters of Credit plus 100% of the aggregate amount of all other types of undrawn and unreimbursed Letters of Credit, would exceed the Borrowing Base less the amount of outstanding Advances less the aggregate amount of Inventory Reserves and reserves established under Section 2.1(b); or

                    (ii)       the  aggregate  amount  of  all
undrawn or unreimbursed Letters of Credit (including Inventory Letters of Credit) would exceed the lower of: (x) the Maximum Revolving Amount less the amount of outstanding Advances less the aggregate amount of Inventory Reserves and reserves established under Section 2.1(b); or (y) Five Million Dollars ($5,000,000); or

                    (iii)       the   outstanding  Obligations
would exceed the Maximum Revolving Amount.

Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by issuing banks of the letters of credit that are to be the subject of L/C Guarantees. Borrower and Foothill acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Closing Date. Each Letter of Credit shall have an expiry date no later than 60 days prior to the date on which this Agreement is scheduled to terminate under Section 3.4 and all such Letters of Credit shall be in form and substance acceptable to Foothill in its sole discretion. If Foothill is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such amount to Foothill and, in the absence of such reimbursement, the amount so advanced immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances under Section 2.6.

<Page 16>

             (b)          Borrower hereby agrees to indemnify,
save, defend, and hold Foothill harmless from any loss, cost, expense, or liability, including payments made by Foothill, expenses, and reasonable attorneys fees incurred by Foothill arising out of or in connection with any Letter of Credit, except in the event of gross negligence or wilful misconduct by Foothill. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any Letters of Credit guarantied by Foothill and opened to or for Borrower's account or by Foothill's interpretations of any L/C issued by Foothill to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Guarantees may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank, except for the gross negligence or wilful misconduct by Foothill.

             (c) Borrower hereby authorizes and directs any bank that issues a letter of credit guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to such letter of credit, and to accept and rely upon Foothill's instructions and agreements with respect to all matters arising in connection with such letter of credit and the related application.

             (d) Any and all charges, commissions, fees, and costs incurred by Foothill relating to the letters of credit guaranteed by Foothill shall be considered Foothill Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Foothill.

             (e) Immediately upon the termination of this Agreement, Borrower agrees to either (i) provide cash collateral to be held by Foothill in an amount equal to 102% of the maximum amount of Foothill's obligations under Letters of Credit, or (ii) cause to be delivered to Foothill releases of all of Foothill's obligations under outstanding Letters of Credit. At Foothill's discretion, any proceeds of Collateral received by Foothill after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this Section 2.2(e).

             (f) If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application by any governmental authority of any such applicable law, treaty, rule, or regulation, or (ii) compliance by the issuing bank or Foothill with any direction, request, or requirement (irrespective of whether having the force of law) of any governmental authority or monetary authority including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor thereto):

                     (i)      any reserve, deposit, or similar
requirement is or shall be imposed or modified in respect of any Letters of Credit issued hereunder, or

<Page 17>
                     (ii)      there shall be imposed  on  the
issuing bank or Foothill any other condition regarding any letter of credit, or Letter of Credit, as applicable, issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the issuing bank or Foothill of issuing, making, guaranteeing, or maintaining any letter of credit, or Letter of Credit, as applicable, or to reduce the amount receivable in respect thereof by such issuing bank or Foothill, then, and in any such case, Foothill may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as the issuing bank or Foothill may specify to be necessary to compensate the issuing bank or Foothill for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate set forth in Section 2.7(a) or (c)(i), as applicable. The determination by the issuing bank or Foothill, as the case may be, of any amount due pursuant to this Section 2.2(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.3                 Term Loan.

            (a)           Term Loan.  Subject to the terms and
conditions of this Agreement, Foothill agrees to make a term loan ("Term Loan") to Borrower on the Closing Date, in an amount equal to the lesser of (i) Three Million Dollars ($3,000,000) and (ii) ninety percent (90%) of the Liquidation Value of the Borrower's Script Files, as determined per the Schottenstein Bernstein Capital Group, LLC appraisal dated April 17, 1998, or as determined from time to time per any subsequent revaluation pursuant to Section 4.6 of this Agreement. Upon satisfaction of the applicable conditions precedent set forth in Sections 3.1 and 3.2, Foothill shall make the proceeds of such Term Loan available to Borrower on the Closing Date by transferring same day funds equal to the proceeds of such Term Loan to the Designated Deposit Account. All amounts outstanding under the Term Loan shall constitute Obligations. Upon any revaluation of the Borrower's Script Files after the Closing Date pursuant to Section 4.6 of this Agreement which reduces the available Term Loan limit, the Borrower shall repay immediately to Foothill any amount necessary to reduce the outstanding Term Loan to its available limit.

            (b)            Principal  and  Interest  Payments.
Interest only on the Term Loan shall be due and payable monthly on the first day of each month in arrears commencing on the first day of the first month following the Closing Date and continuing on the first day of each succeeding month. On the termination of this Agreement, whether by its terms, by prepayment, by acceleration, or otherwise, the outstanding principal balance, and all accrued and unpaid interest under the Term Loan shall be due and payable in full.

            (c) Prepayment of Term Loan. The unpaid principal balance of the Term Loan may be prepaid in whole or in part without penalty or premium at any time during the term of this Agreement upon 10 days prior written notice by Borrower to Foothill.

2.4                 Intentionally Omitted.

2.5 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to Sections 2.1 and 2.2 is greater than either the Dollar or percentage limitations set forth in Sections 2.1 and

<Page 18>
2.2 (an "Overadvance"), Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill to reduce the Obligations.

2.6                   Interest  and  Letter  of  Credit  Fees:
Rates, Payments, and Calculations.

             (a) Interest Rate. Except as provided in clause (b), below, all Obligations (except for undrawn Letters of Credit and the Term Loan) shall bear interest at a per annum rate equal to the Reference Rate plus the Margin. As of the Closing Date and through and including the date on which the audited financial statements are delivered to Foothill pursuant to Section 6.3(b) (the "Audited Financials Delivery Date") for the fiscal year 1998, the Margin shall be the per annum rate of one and one-eighth percent (1.125%). On the day following the Audited Financials Delivery Date for the fiscal year 1998 and on the day following each Audited Financials Delivery Date thereafter, the Margin shall be adjusted to the interest rate margin based upon the EBITDA for the most recent fiscal year end, as reflected in such audited financial statements, expressed as a per annum rate of interest as follows:

EBITDA for the prior year is:        Then the Margin shall be:

Less than $5,750,000                 one and one-eighth
                                     percentage point (1.125%)

Equal to or greater than             one percentage point (1.00%)
$5,750,000 but equal to
but equal to or less than
$6,250,0000

Greater than $6,250,000 but          three-quarters of one
equal to or less than $7,000,000     percentage  point (0.75%)

Greater  than $7,000,000             one-quarter  of  one
                                     percentage point (0.25%)

In the event that Borrower fails to timely provide the financial statements referred to above in accordance with the terms of Section 6.3(b) hereof, and without prejudice to any additional rights under Section 9.1 hereof, the Margin shall be one and one-eighth percentage point (1.125%) until two Business Days after the actual delivery of such statements. The Term Loan shall bear interest at a per annum rate of eleven and three-quarters percent (11.75%).

             (b) Letter of Credit Fee. Borrower shall pay Foothill a fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.2(d)) equal to one and one-half percent (1.50%) per annum times the aggregate undrawn amount of all outstanding Letters of Credit.

             (c) Default Rate. Upon the occurrence and during the continuation of an Event of Default, (i) all Obligations (except for undrawn Letters of Credit and the Term
Loan) shall bear interest at a per annum rate equal to the Reference Rate plus the Margin then in effect plus three percentage points (3.0%), (ii) the Term Loan shall bear interest at a per annum rate equal to fourteen and three-quarters percent (14.75%), and (iii) the Letter of Credit fee provided in Section 2.6(b) shall be increased to four and one-half percentage points (4.50%) per annum times the amount of the undrawn Letters of Credit that were outstanding during the immediately preceding month.

<Page 19>
             (d) Minimum Interest. In no event shall the rate of interest chargeable hereunder for any day be less than seven percent (7.0%) per annum. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate. To the extent that interest accrued hereunder at the rate set forth herein (including the minimum interest rate) would yield less than the foregoing minimum amount, the interest rate chargeable hereunder for the period in question automatically shall be deemed increased to that rate that would result in the minimum amount of interest being accrued and payable hereunder.

             (e) Payments. Interest and Letter of Credit fees payable hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest and Letter of Credit fees, all Foothill Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.2(d) (as and when accrued or incurred), the fees and charges provided for in Section 2.11 (as and when accrued or incurred), and all installments or other payments due under the Term Loan or any Loan Document to Borrower's Loan Account, which amounts thereafter shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable to Advances hereunder.

             (f)          Computation.  The Reference Rate  as
of the date of this Agreement is eight and one-half percent (8.50%) per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

             (g) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7                 Collection of Accounts.

           (a) Borrower shall cause all proceeds of the Collateral and all Collections received by Borrower and deposited in any bank account to be deposited to or wire transferred to the Blocked Account daily. Cash received by Borrower at any retail store location may be deposited by Borrower into any bank account, provided such cash shall be sent by electronic funds transfer (including, but not limited to, ACH transfers) on a daily basis to the Blocked Account. Borrower shall irrevocably authorize and direct in writing, in form and substance satisfactory to Foothill, each of the banks

<Page 20>
into which proceeds from the sales of Collateral from each retail store location of Borrower are at any time deposited to send all funds deposited in such accounts by electronic funds transfer on a daily basis to the Blocked Account and such banks shall agree in writing to do so. Such authorization and direction shall not be rescinded, revoked or modified without the prior written consent of Foothill. Additionally, no Blocked Account Agreement or arrangement contemplated thereby shall be modified by Borrower without the prior written consent of Foothill. Upon the terms and subject to the conditions set forth in the Blocked Account Agreement, all amounts received in the Blocked Account shall be wired each Business Day into an account (the "Foothill Account") maintained by Foothill at a depository selected by Foothill.

          (b) To the extent Borrower may elect, at Borrower's option, to use an Armored Car Service to pick up and collect cash or other proceeds of sales of Inventory from a retail store location, Borrower shall deliver to the Armored Car Service all proceeds from sales of Inventory and other Collateral from such retail store location of Borrower. Borrower shall irrevocably authorize and direct such Armored Car Service in writing, in form and substance satisfactory to Foothill, to deposit all such proceeds at any time received by the Armored Car Service directly into the Blocked Account, to any other account of Borrower the contents of which are to be transferred to the Blocked Account as provided in Section 2.7(a) hereof, or as Foothill may otherwise direct. Such authorization and direction shall not be rescinded, revoked or modified without the prior written consent of Foothill. As of the date hereof, the only Armored Car Services used by Borrower are set forth on Schedule 2.7(b) hereto. Borrower shall not use any other Armored Car Service for any purpose, except if (A) Foothill shall have received not less than thirty (30) days prior written notice of the intention of Borrower to use such other Armored Car Service, (B) Foothill shall have received an agreement in writing from such other Armored Car Service, in form and substance satisfactory to Foothill, duly authorized, executed and delivered by such other Armored Car Service, (C) no Event of Default shall exist or have occurred and (D) such Armored Car Service is reasonably acceptable to Foothill.

2.8 Crediting Payments; Application of Collections. The receipt of any Collections by Foothill (whether from transfers to Foothill by the Blocked Account Bank pursuant to the Blocked Account Agreement or otherwise) immediately shall be applied provisionally to reduce the Obligations outstanding under Section 2.1, but shall not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to the Foothill Account or unless and until such Collection item is honored when presented for payment. From and after the Closing Date, Foothill shall be entitled to charge Borrower for one (1) Business Day of `clearance' or
`float'  at  the  rate  set  forth  in  Section  2.6(a)(i)  or
Section 2.6(c)(i), as applicable, on all Collections that are received by Foothill (regardless of whether forwarded by the Blocked Account Banks to Foothill, whether provisionally applied to reduce the Obligations under Section 2.1, or otherwise). This across-the-board one (1) Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's financing of Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and whether or not there are any outstanding Advances, the effect of such clearance or float charge being the equivalent of charging one (1) Business Day of interest on such Collections. Should any Collection item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Foothill only if it is received into the Foothill Account on a Business Day on or before 11:00 a.m. California time. If any Collection item is received into the

<Page 21>
Foothill  Account  on a non-Business Day or after  11:00  a.m.
California time on a Business Day, it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

2.9 Designated Account. Foothill is authorized to make the Advances, the Letters of Credit and the Term Loan under this Agreement based upon telephonic or other instructions received from anyone purporting to be an
Authorized  Person,  or without instructions  if  pursuant  to
Section 2.6(e). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Foothill hereunder. Borrower may at any time change the Designated Account Bank and the Designated Account upon five (5) days prior written notice to Foothill. Unless otherwise agreed by Foothill and Borrower, any Advance requested by Borrower and made by Foothill hereunder shall be made to the Designated Account.

2.10 Maintenance of Loan Account; Statements of Obligations. Foothill shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Advances and the Term Loan made by Foothill to Borrower or for Borrower's account, including, accrued interest, Foothill Expenses, and any other payment Obligations of Borrower. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Foothill from Borrower or for Borrower's account, including all amounts received in the Foothill Account from any Blocked Account Bank. Foothill shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Foothill written objection thereto describing the error or errors contained in any such statements.

2.11 Fees. Borrower shall pay to Foothill the following fees:

             (a) Closing Fee. On the Closing Date, a closing fee in an amount equal to three-quarters of one percent (0.75%) times the Credit Line Amount on the Closing Date, which fee shall be fully earned when due, payable at closing, and non-refundable when paid.

             (b) Unused Line Fee. On the first day of each month during the term of this Agreement, an unused line fee in an amount equal to three-eighths of one percentage point (0.375%) per annum times the Average Unused Portion of Maximum Amount, which fee shall be computed on the basis of a 360 day year for actual number of days elapsed, fully earned when due, and non-refundable when paid.

             (c) First Anniversary Facility Fee. On the first anniversary of the Closing Date, a first anniversary facility fee in an amount equal to one-quarter of one percent (0.25%) of the Credit Line Amount, which fee shall be fully earned upon the Closing Date and shall be payable on the earlier of (i) the Termination Date or (ii) the first anniversary of the Closing Date;

             (d) Financial Examination, Documentation, and Appraisal Fees. Foothill's customary fee of $650 per day per examiner, plus out-of-pocket expenses for each financial analysis and examination (i.e., audits) of Borrower performed

<Page 22>
by personnel employed by Foothill; an appraisal fee of $1,500 per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by personnel employed by Foothill; and, the actual charges paid or incurred by Foothill if it elects to employ the services of one or more third Persons to perform such financial analyses and examinations (i.e., audits) of Borrower or to appraise the Collateral, which fees shall be fully earned when due and non-refundable when paid; and

             (e) Servicing Fee. On the first day of each month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to Three Thousand Dollars ($3,000), which fee shall be fully earned when due and non-refundable when paid.

2.12 Capital Adequacy. If after the date hereof, any Lender or any Affiliate of such Lender shall have reasonably determined that the adoption of any applicable law, governmental rule, regulation or order regarding the capital adequacy of banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or any Affiliate of such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's or any Affiliate's of such Lender capital as a consequence of the Lender's Commitment or obligations hereunder to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or any Affiliate's of such Lender policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that such Lender's or any Affiliate's of such Lender, capital was fully utilized prior to such adoption, change or compliance), then, upon demand by such Lender, the Borrower shall immediately pay to the Lender such additional amounts as shall be sufficient to compensate such Lender for any such reduction actually suffered. A certificate of such Lender setting forth the amount to be paid to such Lender by the Borrower as a result of any event referred to in this paragraph shall, absent manifest error, be conclusive.

2.13 Credit Line Amount. At any time after the Closing Date, the Borrower may increase the Credit Line Amount up to the Maximum Amount, provided that the following conditions have been satisfied: (i) no Event of Default shall exist and be continuing under this Agreement or any of the Loan Documents, (ii) Foothill shall have arranged for the syndication for such amount to be provided by a third-party lender and (iii) the Borrower shall pay to Foothill an amount equal to three-quarters of one percent (0.75%) times the amount of such increase in the Credit Line Amount.

3.             CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Initial Advance, Letter of Credit and the Term Loan. The obligation of Foothill to make the initial Advance, to issue the initial Letter of Credit and to make the Term Loan is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing
Date:

             (a)          the Closing Date shall occur  on  or
before May 15, 1998;

             (b)         Foothill shall have received searches
reflecting the filing of its financing statements and fixture filings;

<Page 23>
             (c)          Foothill shall have received each of
the following documents, duly executed, and each such document shall be in full force and effect:

                    a.   the Blocked Account Agreements;

                    b.  the Disbursement Letter;

                    c.  the Pay-Off Letter, together with UCC
termination statements and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of Borrower;

                    d.  the Mortgages;

                    e.  the Pledge Agreement;

                    f.  Rx Guaranty;

                    g.  Nichols Guaranty;

                    h.  Rx Security Agreement;

                    i.  Nichols Security Agreement;

                    j.  McKesson Intercreditor Agreement; and

                    k.  Trademark Security Agreement;

             (d) Foothill shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute the same;

             (e)          Foothill shall have received  copies
of each of Borrower's, Nichol's and Rx's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

             (f) Foothill shall have received a certificate of status with respect to Borrower, Nichols and Rx, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

             (g) Foothill shall have received certificates of status with respect to Borrower, Nichols and Rx, each dated within 15 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

             (h) Foothill shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be satisfactory to Foothill and its counsel;

<Page 24>

             (i)          Foothill  shall have  received  duly
executed certificates of title with respect to that portion of the Collateral that is subject to certificates of title;

             (j)          Foothill  shall have  received  such
Collateral   Access  Agreements  from  lessors,  warehousemen,
bailees, and other third persons as Foothill may require;

             (k)          Foothill  shall  have  received   an
opinion   of   Borrower's  counsel  in  form   and   substance
satisfactory to Foothill in its sole discretion;

             (l) Foothill shall have received (i) appraisals of the Real Property Collateral, satisfactory to Foothill, and (ii) mortgagee title insurance policies (or marked commitments to issue the same) for the Real Property Collateral issued by a title insurance company satisfactory to Foothill (each a "Mortgage Policy" and, collectively, the "Mortgage Policies") in amounts satisfactory to Foothill assuring Foothill that the Mortgages on such Real Property Collateral are valid and enforceable first priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to Foothill;

             (m)            Foothill   shall   have   received
appraisals of the Inventory, including, without limitation, an appraisal of the Script Files, in each case satisfactory to Foothill;

             (n) Foothill shall have received both a phase-I environmental report and a phase-II environmental report and a real estate survey shall have been completed with respect to the Real Property Collateral and copies thereof delivered to Foothill; the environmental consultants and surveyors retained for such reports or surveys, the scope of the reports or surveys, and the results thereof shall be acceptable to Foothill in its sole discretion;

             (o) Foothill shall have received satisfactory evidence that all tax returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises (including real property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

             (p) After giving effect to the making of the Term Loan and the requested initial Advance hereunder, Borrower shall have demonstrated that it has, on the Closing Date, (i) funds available to be borrowed hereunder, less (ii) the aggregate deterioration, if any, in Borrower's accounts payable since Foothill's prospect audit, in an aggregate amount equal to or greater than Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000);

             (q)          Foothill shall have received a draft
Form 10-K for the fiscal year ended January 31, 1998.

<Page 25>
             (r) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

3.2                  Conditions Precedent to all Advances, all
Letters of Credit and the Term Loan. The following shall be conditions precedent to all Advances, all Letters of Credit and the Term Loan hereunder:

             (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

             (b)          no Default or Event of Default shall
have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;
and

             (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against Borrower, Foothill or any of their Affiliates.

3.3 Condition Subsequent. As a condition subsequent to initial closing hereunder, Borrower shall perform or cause to be performed the following (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

             (a) within 30 days of the Closing Date, deliver to Foothill the copies of the policies of insurance, together with the endorsements thereto, as are required by
Section 6.10, the form and substance of which shall be satisfactory to Foothill and its counsel.

             (b)           on  or  before  August  31,   1998,
Borrower   shall   receive  at  least  One   Million   Dollars
($1,000,000) in net proceeds from an increase in the loan with McKesson.

             (c) Borrower shall use its best efforts to obtain within 30 days of the Closing Date a tenant estoppel, in form and substance reasonably satisfactory to Foothill, for any lease in connection with the Real Property Collateral.

             (d) Within 30 days of the Closing Date, Foothill shall have received agreements by the Armored Car Services in favor of Foothill acknowledging Foothill's first priority security interest in the monies held by them, and agreeing to transfer all such amounts to the Blocked Account.

             (e)          Within 30 days of the Closing  Date,
Foothill shall have received Credit Card Acknowledgments, in each case, duly authorized, executed and delivered by the Credit Card Issuers and Credit Card Processors.

<Page 26>
             (f)          Within 30 days of the Closing  Date,
Borrower shall deliver to Foothill certified copies of the articles of incorporation of Nichols, a certificate of good standing for Borrower in the State of New Jersey and a certificate of good standing for Rx in the State of Massachusetts.

3.4 Term. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the date (the "Termination Date") that is five
(5) years from the Closing Date. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.5 Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to any outstanding Letters of Credit) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide additional credit hereunder is terminated.

3.6 Early Termination by Borrower. Borrower has the option, at any time upon 30 days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in cash, the Obligations (including, either (i) cash collateral to be held by Foothill in an amount equal to 102% of the maximum amount of Foothill's obligations under any outstanding Letters of Credit or (ii) the delivery to Foothill of releases of all of Foothill's obligations under outstanding Letters of Credit), in full, together with a premium (the "Early Termination Premium") equal to Three Hundred Fifty Thousand Dollars ($350,000) multiplied by the number of full or partial years remaining until the Termination Date, provided that, such Early Termination Premium shall not be due within six (6) months prior the Termination Date. In the event this Agreement is terminated (i) as a result of a majority of the assets or the capital stock of the Borrower being acquired by another Person or (ii) as a result of a merger, consolidation or other business combination with another Person having a book value of its assets equal to or greater than the book value of the assets of Borrower as of the date of such transaction (whether or not the Borrower is the surviving entity after giving effect to such transaction), the Early Termination Premium shall be (x) Two Hundred Thousand Dollars ($200,000) if such termination occurs on or prior to the first anniversary of the Closing Date or (y) if such termination occurs after the first anniversary of the Closing Date, in an amount equal to One Hundred Seventy Five Thousand Dollars ($175,000) multiplied by the number of full or partial years remaining until the Termination Date.

3.7 Termination Upon Event of Default. If Foothill terminates this Agreement upon the occurrence of an Event of Default that intentionally is caused by Borrower for the purpose, in Foothill's reasonable and good faith judgment, of avoiding payment of the Early Termination Premium provided in Section 3.6, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall

<Page 27>
pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this Section 3.7 shall be deemed included in the Obligations.

4.             CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Personal Property Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interests in the Personal Property Collateral shall attach to all Personal Property Collateral without further act on the part of Foothill or Borrower. Anything contained in this
Agreement or any other Loan Document to the contrary notwithstanding, except for the sale of Inventory to buyers in the ordinary course of business, Borrower has no authority, express or implied, to dispose of any item or portion of the Personal Property Collateral or the Real Property Collateral.

4.2 Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower, immediately upon the request of Foothill, shall endorse and deliver physical possession of such Negotiable Collateral to Foothill.

4.3 Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time after the occurrence and continuance of an Event of Default, Foothill or Foothill's designee may (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein, and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any Collections that it receives and immediately will deliver said Collections to Foothill in their original form as received by Borrower.

4.4 Delivery of Additional Documentation Required. At any time upon the request of Foothill, Borrower shall execute and deliver to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill reasonably may request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

4.5 Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in
Section  4.4,  (b) at any time that an Event  of  Default  has occurred and is continuing, sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse Borrower's name on any Collection item that may come into Foothill's possession, (e) at any time that an Event of Default has occurred and is continuing, notify the post office authorities to change the address for delivery of Borrower's

<Page 28>
mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower, (f) at any time that an Event of Default has occurred  and  is  continuing, make, settle,  and  adjust  all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (g) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases that Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

4.6 Right to Inspect. Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral. Quarterly "cycle counts" shall be performed by a third party acceptable to Foothill. Absent an Event of Default under this Agreement, Foothill shall have the right to conduct semi-annual appraisals of the Collateral and quarterly appraisals of the Script Files. At any time that an Event of Default has occurred and is continuing, Foothill shall have the right to conduct appraisals of the Collateral, as often as deemed necessary by Foothill.

4.7 Release of Health Care Receivables. The Borrower and Foothill acknowledge that the Borrower has sold, and will in the future sell, to McKesson certain of its Health Care Receivables subject to the McKesson Receivables Agreement and the McKesson Intercreditor Agreement. Upon Borrower's request and at Borrower's expense, Foothill will terminate and release the security interest of Foothill in other Health Care Receivables, provided that each of the following conditions is satisfied as determined in good faith by Foothill: (a) Foothill shall have received such request from Borrower not less than thirty (30) days prior to the date of such termination and release by Foothill; (b) on or before the date of such release and termination by Foothill, Foothill shall have received evidence, in form and substance reasonably satisfactory to Foothill, that Borrower has entered into financing or factoring arrangements and subordination or intercreditor agreements with a bank, financial institution or other Person, in each case with a bank, financial institution or other Person and on terms and conditions acceptable to Foothill (it being understood that terms and conditions which are not more adverse to the Borrower or Foothill than the terms and conditions of the McKesson Receivables Agreement and the McKesson Intercreditor Agreement shall be deemed acceptable to Foothill), in a bona fide arm's length transaction to the extent permitted under Section 7.4 hereof as to factoring arrangements or Section 7.1 hereof as to financing arrangements pursuant to which such bank, other financial institution or other Person shall make loans based on the amount of such Health Care Receivables or shall purchase such Health Care Receivables and shall have a perfected security interest in such Health Care Receivables;
(c) Borrower shall have received cash or, within two (2) Business Days, available funds constituting proceeds from the sale of such Health Care Receivables or proceeds from the loans based on the amount of such Health Care Receivables; (d) on the date of such release, and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred; and (e) all proceeds from the sale of such Health Care Receivables or from loans based on the amount of such Health Care Receivables shall be

<Page 29>
received by Foothill for application to the Obligations in such order and manner and Foothill may determine.

5.             REPRESENTATIONS AND WARRANTIES.

           In order to induce Foothill to enter into this Agreement, Borrower makes the following representations and warranties which shall be true, correct, and complete in all respects as of the date hereof, and shall be true, correct, and complete in all respects as of the Closing Date, and at and as of the date of the making of each Advance, Letter of Credit or Term Loan made thereafter, as though made on and as of the date of such Advance, Letter of Credit or Term Loan (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this
Agreement:

5.1                 No Encumbrances.  Each of Borrower and its
Subsidiaries   has  good  and  indefeasible   title   to   the
Collateral,  free  and  clear of Liens  except  for  Permitted
Liens.

5.2                 Intentionally Omitted.

5.3                    Eligible   Inventory.    All   Eligible
Inventory is of good and merchantable quality, free from defects.

5.4 Equipment. All of the Equipment is used or held for use in Borrower's business and is fit for such purposes.

5.5 Location of Inventory and Equipment. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on Schedule 6.12 or otherwise permitted by Section 6.12.

5.6 Inventory Records. Each of Borrower and its Subsidiaries keeps correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's or the Subsidiaries cost therefor.

5.7                  Location of Chief Executive Office; FEIN.
The chief executive office of Borrower is located at the address indicated in the preamble to this Agreement and Borrower's FEIN is 13-2634868.

5.8                   Due   Organization  and   Qualification;
Subsidiaries.

             (a) Each of Borrower and its Subsidiaries is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified reasonably could be expected to have a Material Adverse Change.

             (b) Set forth on Schedule 5.8, is a complete and accurate list of Borrower's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their incorporation; (ii) the number of shares of each class of common and preferred stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding capital stock

<Page 30>
of each such Subsidiary has been validly issued and is fully paid and non-assessable.

             (c) Except as set forth on Schedule 5.8, no capital stock (or any securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for capital stock) of any direct or indirect Subsidiary of Borrower is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto.

             (d)          None of Borrower's Subsidiaries  has
any material operations or assets, other than any leases owned by Rx and certain real property owned by Nichols. All Collateral is the property of Borrower and not the property of any Subsidiary of Borrower, other than any leases owned by Rx and certain real property owned by Nichols.

5.9                 Due Authorization; No Conflict.

             (a) The execution, delivery, and performance by Borrower and, as applicable, the Borrower's Subsidiaries of this Agreement and the Loan Documents to which any of them is a party have been duly authorized by all necessary corporate action.

             (b) The execution, delivery, and performance by each of the Borrower and its Subsidiaries of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation (including Regulations G, T, U, and X of the Federal Reserve Board) applicable to Borrower or its Subsidiaries, the Governing Documents of Borrower or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower or its Subsidiaries, (ii) except for the consent of McKesson, which consent is evidenced by the McKesson Intercreditor Agreement, conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease of Borrower or its Subsidiaries, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower or its Subsidiaries, other than Permitted Liens, or (iv) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of Borrower or its Subsidiaries.

             (c) Other than the filing of appropriate financing statements, fixture filings, and mortgages, the execution, delivery, and performance by Borrower or its Subsidiaries of this Agreement and the Loan Documents to which Borrower or its Subsidiaries is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.

             (d) This Agreement and the Loan Documents to which Borrower or its Subsidiaries is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower or its Subsidiaries will be the legally valid and binding obligations of Borrower or its Subsidiaries, as the case may be, enforceable against Borrower or its Subsidiaries, as the case may be, in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

<Page 31>
             (e) The Liens granted by Borrower and its Subsidiaries to Foothill in and to its properties and assets pursuant to this Agreement and the other Loan Documents are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

5.10 Litigation. There are no actions or proceedings pending by or against either Borrower or its
Subsidiaries before any court or administrative agency and none of Borrower or its Subsidiaries has knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower, its Subsidiaries or any guarantor of the Obligations, except for: (a) ongoing collection matters in which Borrower or its Subsidiaries is the plaintiff; (b) matters disclosed on Schedule 5.10; and (c) matters arising after the date hereof that, if decided adversely to Borrower or its Subsidiaries, would not result in a Material Adverse Change.

5.11 No Material Adverse Change. All financial statements relating to Borrower, its Subsidiaries or any guarantor of the Obligations that have been delivered by Borrower to Foothill have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present Borrower's (or such
Subsidiaries' or guarantor's, as applicable) financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower, its Subsidiaries or such guarantor, as applicable, since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

5.12 Solvency. The Borrower is solvent. After giving effect to the Nichols Guaranty or the Rx Guaranty, as appropriate, and subject to the limitations set forth in
Section 7 thereof, each of the Subsidiaries is Solvent. No transfer of property is being made by any of Borrower or its Subsidiaries and no obligation is being incurred by any of Borrower or its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or its Subsidiaries.

5.13 Employee Benefits. None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan, other than those listed on Schedule 5.13. Borrower, each of its Subsidiaries and each ERISA Affiliate have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. None of Borrower or its
Subsidiaries, any ERISA Affiliate, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan under any applicable law, treaty, rule, regulation, or agreement. None of Borrower or its Subsidiaries or any ERISA Affiliate is required to provide security to any Plan under Section 401(a)(29) of the IRC.

5.14 Environmental Condition. To its knowledge, none of Borrower's or its Subsidiaries' properties or assets has ever been used by Borrower or its Subsidiaries or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials. To its knowledge, none of Borrower's or its Subsidiaries' properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No Lien arising under any environmental protection statute has

<Page 32>
attached to any revenues or to any real or personal property owned or operated by Borrower or its Subsidiaries. Neither Borrower nor any of its Subsidiaries has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by either Borrower or any of its Subsidiaries resulting in the releasing or disposing of Hazardous Materials into the environment.

5.15 License Arrangements. Neither Borrower nor any of its Subsidiaries has a license arrangement with any drug or pharmaceutical manufacturer.

5.16                 Credit  Card Agreements.   Set  forth  on
Schedule 5.16 hereto is a correct and complete list of all of the Credit Card Agreements and all other agreements, documents and instruments existing as of the date hereof between or among Borrower, any of its affiliates, the Credit Card Issuers, the Credit Card Processors and any of their affiliates, and a true and correct copy of each such agreement is attached thereto. The Credit Card Agreements constitute all of such agreements necessary for Borrower to operate its business as presently conducted with respect to credit cards and debit cards and no Accounts of Borrower arise from purchases by customers of Inventory with credit cards or debit cards, other than those which are issued by Credit Card Issuers with whom Borrower has entered into one of the Credit Card Agreements set forth on Schedule 5.16 hereto, as such schedule may be updated from time to time to reflect any new Credit Card Issuer with whom Borrower, in its sole discretion, has entered into a Credit Card Agreement in accordance with
Section 6.17 hereof; except, that, to the extent any of such agreements have not been executed and delivered by the parties thereto as of the date hereof, Borrower shall, and shall cause the other parties thereto, to execute and deliver such agreements within thirty (30) days after the date hereof. Each of the Credit Card Agreements constitutes the legal, valid and binding obligations of Borrower and to the best of Borrower's knowledge, the other parties thereto, enforceable in accordance with their respective terms and are in full force and effect; except, that, to the extent any of such agreements have not been executed and delivered by the parties thereto as of the date hereof, Borrower shall, and shall cause the other parties thereto, to execute and deliver such agreements within thirty (30) days after the date hereof. No default of event of default, or act, condition or event which after notice or passage of time or both, would constitute a default or event of default under any of the Credit Card Agreements exists or has occurred. Borrower and the other parties thereto have complied with all of the terms and conditions of the Credit Card Agreements to the extent necessary for Borrower to be entitled to receive all payments to which Borrower is entitled thereunder. Borrower has delivered, or caused to be delivered to Foothill, true, correct and complete copies of all of the Credit Card Agreements.

6.             AFFIRMATIVE COVENANTS.

           Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do, and shall cause each of its Subsidiaries to do, all of the following:

6.1 Accounting System. Maintain a standard and modern system of accounting that enables Borrower and its Subsidiaries to produce financial statements in accordance with GAAP, and maintain records pertaining to the Collateral that contain information as from time to time may be requested

<Page 33>
by Foothill. Borrower and each of its Subsidiaries shall keep a modern inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

6.2 Collateral Reporting. Provide Foothill with the following documents at the following times in form satisfactory to Foothill: (a) on a monthly basis and, in any event, by no later than the 10th day of each month during the term of this Agreement, a detailed calculation of the Borrowing Base, (b) on a monthly basis and, in any event, by no later than the 10th day of each month during the term of this Agreement, a summary aging, by vendor, of Borrower's accounts payable and any book overdraft, (c) on a weekly basis, Inventory reports specifying Borrower's cost and the wholesale market value of its Inventory by category, with additional detail showing additions to and deletions from the Inventory, (d) on a monthly basis and in any event by no later than the 10th day of each month during the term of this Agreement, a status report for all rents owed to each landlord for each of the leased properties of Borrower or its Subsidiaries, and (e) such other reports as to the Collateral or the financial condition of Borrower as Foothill may request from time to time.

6.3 Financial Statements, Reports, Certificates. Deliver to Foothill: (a) as soon as available, but in any event within 45 days after the end of each month during each of Borrower's fiscal years, a company prepared balance sheet and income statement, (b) as soon as available, but in any event within 45 days after the end of each quarter during each of the Borrower's fiscal years, a statement of cash flow covering Borrower's operations during such period; and (c) as soon as available, but in any event within 90 days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any Default or Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and statement of cash flow and, if prepared, such accountants' letter to management. If Borrower is a parent company of one or more Subsidiaries, or Affiliates, or is a Subsidiary or Affiliate of another company, then, in addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each such related entity separately, and on a consolidated basis.

                Together with the above, Borrower also shall deliver to Foothill Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders.

                 Each month, together with the financial statements provided pursuant to Section 6.3(a), Borrower shall deliver to Foothill a certificate signed by its chief financial officer to the effect that: (i) all financial statements delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present the financial condition of Borrower, (ii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), (iii) for each month that also is

<Page 34>
the  date on which a financial covenant in Section 7.20 is  to be tested, a Compliance Certificate demonstrating in reasonable detail compliance at the end of such period with the applicable financial covenants contained in Section 7.20, and (iv) on the date of delivery of such certificate to Foothill there does not exist any condition or event that constitutes a Default or Event of Default (or, in the case of clauses (i), (ii), or (iii), to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

                 In addition to the financial statements required to be delivered as set forth above, not later than 30 days prior to the end of each fiscal year of the Borrower, the Borrower shall deliver to Foothill financial projections (including projected income statements, balance sheets and statements of cash flow, all projected on a monthly basis for the succeeding fiscal year and on an annual basis for each fiscal year thereafter until the termination of this Agreement and in each case prepared on a consolidated and stand alone basis), in form and substance reasonably satisfactory to Foothill; all such financial projections shall be reasonable, shall be prepared on a reasonable basis and in good faith, and shall be based on assumptions believed by the Borrower to be reasonable at the time made and from the best information then available to the Borrower.

6.4 Tax Returns. Deliver to Foothill copies of each of Borrower's and its Subsidiaries future federal income tax returns, and any amendments thereto, within 30 days of the filing thereof with the Internal Revenue Service.

6.5 Guarantor Reports. Cause any guarantor of any of the Obligations to deliver its annual financial statements at the time when Borrower provides its audited financial statements to Foothill and copies of all federal income tax returns as soon as the same are available and in any event no later than 30 days after the same are filed with the Internal Revenue Service.

6.6                 Intentionally Omitted.

6.7 Title to Equipment. Upon Foothill's request, Borrower or its Subsidiaries immediately shall deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

6.8 Maintenance of Equipment. Maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Other than those items of Equipment that constitute fixtures on the Closing Date, Borrower and its Subsidiaries shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and such Equipment shall at all times remain personal property, other than leasehold improvements pursuant to any lease agreement for the subject premises.

6.9 Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower and each of its Subsidiaries shall make due and timely payment or deposit of all such federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to

<Page 35>
Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower and each of its Subsidiaries will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower and each of its Subsidiaries has made such payments or deposits.

6.10                Insurance.

             (a)          At  its  expense, keep the  Personal
Property Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to
Borrower's   ownership  and  use  of  the  Personal   Property
Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

             (b)          At  its expense, obtain and maintain
(i) insurance of the type necessary to insure the Mortgaged Property (as such terms are defined in the Mortgages), for the full replacement cost thereof, against any loss by fire, lightning, windstorm, hail, explosion, aircraft, smoke damage, vehicle damage, earthquakes, elevator collision, and other risks from time to time included under "extended coverage" policies, in such amounts as Foothill may require, but in any event in amounts sufficient to prevent Borrower from becoming a co-insurer under such policies, (ii) combined single limit bodily injury and property damages insurance against any loss, liability, or damages on, about, or relating to each parcel of Real Property Collateral, in an amount of not less than $9,000,000; and (iii) business rental insurance covering annual receipts for a 12 month period for each parcel of Real Property Collateral.

             (c)          Intentionally Omitted.

             (d) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All hazard insurance and such other insurance as Foothill shall specify, shall contain an equivalent endorsement satisfactory to
Foothill, showing Foothill as sole loss payee thereof, or Foothill's interest as it may appear, and shall contain a waiver of subrogation. Every policy of insurance referred to in this Section 6.10 shall contain an agreement by the insurer that it will not cancel such policy except after 30 days prior written notice to Foothill and that any loss payable thereunder shall be payable notwithstanding any act or negligence of Borrower or Foothill which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment and notwithstanding (i) occupancy or use of the Real Property Collateral for purposes more hazardous than permitted by the terms of such policy, (ii) any foreclosure or other action or proceeding taken by Foothill pursuant to the Mortgages upon the happening of an Event of Default, or
(iii) any change in title or ownership of the Real Property Collateral. Borrower shall deliver to Foothill copies of such policies of insurance and evidence of the payment of all premiums therefor.

<Page 36>
             (e) Original policies or certificates thereof satisfactory to Foothill evidencing such insurance shall be delivered to Foothill prior to the expiration of the existing or preceding policies. Borrower shall give Foothill prompt notice of any loss covered by such insurance, and Foothill shall have the right to adjust any loss. Foothill shall have the exclusive right to adjust all losses payable under any such insurance policies without any liability to Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy including the insurance policies mentioned above, shall be paid over to Foothill to be applied at the option of Foothill either to the prepayment of the Obligations without premium, in such order or manner as Foothill may elect, or shall be disbursed to Borrower under stage payment terms satisfactory to Foothill for application to the cost of repairs, replacements, or restorations. All repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Upon the occurrence of an Event of Default, Foothill shall have the right to apply all prepaid premiums to the payment of the Obligations in such order or form as Foothill shall determine.

             (f)          Borrower shall not take out separate
insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.10, unless Foothill is included thereon as named insured with the loss payable to Foothill under a standard mortgagee endorsement. Borrower immediately shall notify Foothill whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and originals of such policies immediately shall be provided to Foothill.

6.11 No Setoffs or Counterclaims. Make payments hereunder and under the other Loan Documents by or on behalf of Borrower without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

6.12 Location of Inventory and Equipment. Keep the Inventory and Equipment only at the locations identified on Schedule 6.12; provided, however, that Borrower may amend
Schedule 6.12 so long as such amendment occurs by written notice to Foothill not less than 30 days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and also provides to Foothill a Collateral Access Agreement.

6.13 Compliance with Laws. Comply in all material respects with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to cause a Material Adverse Change.

6.14                Employee Benefits.

             (a)         Promptly, and in any event within  10
Business Days after Borrower or any of its Subsidiaries knows or has reason to know that an ERISA Event has occurred that

<Page 37>
reasonably could be expected to result in a Material Adverse Change, a written statement of the chief financial officer of Borrower describing such ERISA Event and any action that is being taking with respect thereto by Borrower, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC. Borrower or such Subsidiary, as applicable, shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within 3 Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any
ERISA   Affiliate   with   respect  to   such   request,   and
(iii) promptly, and in any event within 3 Business Days after receipt by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate, of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

             (b) Cause to be delivered to Foothill, upon Foothill's request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan;
(iv) all actuarial reports prepared for the last three plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions;
(vi) any information that has been provided to Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or its Subsidiaries under any Retiree Health Plan.

6.15 Leases. Pay when due all rents and other amounts payable under any leases to which Borrower and each of its Subsidiaries is a party or by which Borrower's or its Subsidiaries' properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that Borrower or any of its Subsidiaries fails timely to make payment of such rents and other amounts payable when due under its leases, Foothill shall be entitled, in its discretion, to reserve an amount equal to such unpaid amounts against the Borrowing Base. In connection with Foothill's agreement not to require a Collateral Access Agreement from each lessor of Borrower's stores located in Pennsylvania, Virginia, and any other state in which Borrower locates any Collateral where a lessor has a security interest in the
Collateral at such location, Borrower acknowledges that Foothill has established a reserve against the Borrowing Base in the aggregate amount equal to the sum of two (2) month's rent for each store located in the aforementioned states; provided, however, that in no event shall such reserve exceed Six Hundred Thousand Dollars ($600,000); further, provided that, if at any time after the Closing Date (a) Foothill receives a satisfactory Collateral Access Agreement from the lessor of any location in the aforementioned states, such reserve will be decreased by the amount of two (2) month's rent for such location, and (b) in the event Borrower opens an additional location in the aforementioned states, such reserve will be increased by the amount of two (2) month's rent for such location unless Foothill receives a satisfactory Collateral Access Agreement from the lessor for such location.

6.16                 Year  2000 Compliance. The  Borrower  has
implemented a comprehensive program to address the  "year  200

<Page 38>
problem" (that is, the risk that computer applications may not be able to properly perform date-sensitive functions after December 31, 1999) and expects to resolve on a timely basis any material year 2000 problem. The Borrower has also made inquiry of each supplier, vendor and customer of the Borrower that is of material importance to the financial well-being of the Borrower with respect to the "year 2000 problem." On the basis of the inquiry, the Borrower believes that each such supplier, vendor and customer of the Borrower will resolve any material year 2000 problem on a timely basis.

6.17                 Credit Card Agreements.   Borrower  shall
(a) observe and perform all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by it at the times set forth therein;
(b) not do, permit, suffer or refrain from doing anything as a result of which there could be a material default under or breach of any of the terms of any of the Credit Card Agreements; (c) at all times maintain in full force and effect the Credit Card Agreements and not terminate, cancel, surrender, modify, amend, waive or release in any material respect any of the Credit Card Agreements, or consent to or permit to occur any of the foregoing; except, that, Borrower may terminate or cancel any of the Credit Card Agreements in the ordinary course of business of Borrower, provided, that, Borrower shall give Foothill not less fifteen (15) days prior written notice of its intention to so terminate or cancel any of the Credit Card Agreements; (d) not enter into any new Credit Card Agreements with any new Credit Card Issuer unless
(i) Foothill shall have received not less than fifteen (15) days prior written notice of the intention of Borrower to enter into such agreement (together with such other information with respect thereto as Foothill may reasonably request) and (ii) Borrower delivers, or causes to be delivered to Foothill, a Credit Card Acknowledgment in favor of Foothill; (e) give Foothill prompt written notice of any Credit Card Agreement entered into by Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Foothill may request; and (f) furnish to Foothill, promptly upon the request of Foothill, such information and evidence as Foothill may reasonably require from time to time concerning the observance, performance and compliance by Borrower or the other party or parties thereto with the terms, covenants or provisions of the Credit Card Agreements.

7.             NEGATIVE COVENANTS.

           Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not and will not permit any of its Subsidiaries to do any of the following without Foothill's prior written consent:

7.1                   Indebtedness.   Create,  incur,  assume,
permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

             (a)           Indebtedness  evidenced   by   this
Agreement, together with Indebtedness to issuers of letters of credit that are the subject of L/C Guarantees;

             (b)          Indebtedness set forth in the latest
financial statements of Borrower submitted to Foothill on or prior to the Closing Date;

             (c)          Indebtedness  secured  by  Permitted
Liens; and

             (d)         refinancings, renewals, or extensions
of  Indebtedness permitted under clauses (b) and (c)  of  this

<Page 39>
Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not
materially   impair  the  prospects  of   repayment   of   the
Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness.

7.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under Section 7.1(d) and so long as the replacement Liens only encumber those assets or property that secured the original Indebtedness).

7.3                   Restrictions  on  Fundamental   Changes.
Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its property or assets, except that any subsidiary of Borrower may merge with or into or consolidate with Borrower or any wholly-owned subsidiary of Borrower may merge with or into or consolidate with such wholly-owned subsidiary, provided that each of the following conditions is satisfied as determined by
Foothill: (i) Foothill shall have received not less  than  ten
(10) days prior written notice of the intention of Borrower to so merge and such other information with respect thereto as Foothill may reasonably request; (ii) as of the effective date of the merger or consolidation and after giving effect thereto, no Event of Default shall exist or have occurred;
(iii) Foothill shall have received true, correct and complete copies of all agreements, documents and instruments relating to such merger, including, but not limited to, the certificate or certificates of merger as filed with each appropriate Secretary of State; (iv) Borrower, or such wholly-owned subsidiary, as the case may be, shall be the surviving entity and shall immediately upon the effectiveness of the merger expressly confirm in writing pursuant to an agreement, in form and substance satisfactory to Foothill, its continuing liability in respect of the Obligations and the Loan Documents and execute and deliver such other agreements, documents and instruments as Foothill may reasonably request in connection therewith; (v) the surviving entity shall, immediately after giving effect to such transaction or series of transactions, have a consolidated net worth as determined in accordance with GAAP (including, without limitation, any indebtedness incurred or anticipated to be incurred in connection with or in respect of such transactions or series of transactions) equal to or greater than the consolidated net worth of Borrower or such wholly-owned subsidiary, as the case may be as determined in accordance with GAAP immediately prior to such transaction or series of transactions; and (vi) Borrower, or such wholly-owned subsidiary, as the case may be, shall not become obligated with respect to any Indebtedness, nor any of its property become subject to any lien, unless Borrower could incur such Indebtedness or create such lien hereunder.

7.4 Disposal of Assets. Sell, lease, assign, transfer, or otherwise dispose of any of Borrower's properties or assets other than sales of Inventory to buyers in the ordinary course of Borrower's business as currently conducted,

<Page 40>
provided, however, that Borrower may dispose of worn-out or obsolete Equipment so long as (a) any proceeds from such disposal shall be paid directly to Foothill and (b) such sales do not involve Equipment having a fair market value in excess of $200,000 in the aggregate for all such Equipment disposed of in any fiscal year of Borrower.

7.5 Change Name. Change Borrower's or any of its Subsidiaries' name, FEIN, corporate structure (within the meaning of Section 9402(7) of the Code), or identity, or add any new fictitious name.

7.6 Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill.

7.7 Nature of Business. Make any change in the principal nature of Borrower's business.

7.8                 Prepayments and Amendments.

             (a) Except in connection with a refinancing permitted by Section 7.1(d), prepay, redeem, retire, defease, purchase, or otherwise acquire any
Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement, and

             (b)          Other than an amendment to the  loan
with McKesson to increase the debt by no more than $1,000,000, (provided that such increase shall remain subject to the McKesson Intercreditor Agreement) directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b), (c), or (d).

7.9 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.10 Consignments. Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

7.11 Distributions. Make any distribution or declare or pay any dividends (in cash or other property, other than capital stock) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding.

7.12 Accounting Methods; Fiscal Year. Modify or change its method of accounting, except in accordance with GAAP. Neither Borrower nor any of its Subsidiaries shall change its fiscal year from a year ending on the Saturday closest to January 31.

7.13 Investments. Directly or indirectly make, acquire, or incur any liabilities (including contingent obligations) for or in connection with (a) the acquisition of the securities (whether debt or equity) of, or other interests in, a Person, (b) loans, advances, capital contributions, or transfers of property to a Person, or (c) the acquisition of all or substantially all of the properties or assets of a Person.

<Page 41>
7.14 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate. Foothill acknowledges and agrees any compensation arrangements approved by the compensation committee of the Borrower's board of directors shall be deemed in compliance with this Section 7.14.

7.15                 Suspension.   Suspend  or  go  out  of  a
substantial portion of its business.

7.16                 Intentionally Omitted.

7.17 Use of Proceeds. Use the proceeds of the Advances and the Term Loan made hereunder for any purpose other than (i) on the Closing Date, (y) to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender, and (z) to pay transactional costs and expenses incurred in connection with this Agreement, and (ii) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

7.18 Change in Location of Chief Executive Office; Inventory and Equipment with Bailees. Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Foothill and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests and also provides to Foothill a Collateral Access Agreement with respect to such new location. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent.

7.19                 No  Prohibited Transactions Under  ERISA.
Directly or indirectly:

             (a) engage, or permit any Subsidiary of Borrower to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

             (b)          permit to exist with respect to  any
Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

             (c)          fail,  or  permit any Subsidiary  of
Borrower to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

             (d) terminate, or permit any Subsidiary of Borrower to terminate, any Benefit Plan where such event would result in any liability of Borrower, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA;

             (e)          fail,  or  permit any Subsidiary  of
Borrower to fail, to make any required contribution or payment to any Multiemployer Plan;

<Page 42>
             (f)          fail,  or  permit any Subsidiary  of
Borrower to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

             (g) amend, or permit any Subsidiary of Borrower to amend, a Plan resulting in an increase in current liability for the plan year such that either of Borrower, any Subsidiary of Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

             (h) withdraw, or permit any Subsidiary of Borrower to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;
which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of Ten Thousand Dollars ($10,000).

7.20                 Financial Covenants.  Fail to maintain:

             (a)          Tangible  Net Worth.   Tangible  Net
Worth of at least the following amounts, measured on a fiscal quarter-end basis, as of the following dates:

               First Fiscal Quarter, 1999         $3,698,000
               Second Fiscal Quarter, 1999        $4,175,000
               Third Fiscal Quarter, 1999         $3,758,000
               Fourth Fiscal Quarter, 1999        $5,142,000

provided that, thereafter, upon receipt of the financial projections required to be delivered to Foothill pursuant to
Section 6.3 hereof for each fiscal year, the Borrower and Foothill shall negotiate in good faith to determine the minimum Tangible Net Worth as of the end of each fiscal quarter covered by such financial projections and, in the event that the Borrower and Foothill are unable to agree upon the amounts of such Tangible Net Worth on or before the date that is 30 days after the date that Foothill has received such projections, the Tangible Net Worth at the end of the each fiscal quarter of the fiscal year covered by such financial projections shall not be less than the amount set forth for the corresponding fiscal quarter end set forth above plus 10% of such amount.

             (b)   Minimum EBITDA.   EBITDA  of at  least  the
following amounts, measured on a fiscal quarter-end basis, as of the following dates:

               First Fiscal Quarter, 1999         $106,000
               Second Fiscal Quarter, 1999        $1,346,000
               Third Fiscal Quarter, 1999         $1,737,000
               Fourth Fiscal Quarter, 1999        $3,905,000

provided that, thereafter, upon receipt of the financial projections required to be delivered to Foothill pursuant to
Section 6.3 hereof for each fiscal year, the Borrower and Foothill shall negotiate in good faith to determine the minimum EBITDA as of the end of each fiscal quarter covered by such financial projections and, in the event that the Borrower and Foothill are unable to agree upon the amounts of such EBITDA on or before the date that is 30 days after the date that Foothill has received such projections, the EBITDA at the

<Page 43>
end of the each fiscal quarter of the fiscal year covered by such financial projections shall not be less than the amount set forth for the corresponding fiscal quarter end set forth above plus 10% of such amount.

7.21 Capital Expenditures. Make capital expenditures in any fiscal year in excess of $500,000, provided that, thereafter, upon receipt of the financial projections required to be delivered to Foothill pursuant to
Section  6.3  hereof for each fiscal year,  the  Borrower  and
Foothill shall negotiate in good faith to determine the maximum capital expenditures as of the end of the fiscal year covered by such financial projections and, in the event that the Borrower and Foothill are unable to agree upon the amounts of such capital expenditures on or before the date that is 30 days after the date that Foothill has received such projections, the capital expenditures at the end of the fiscal year covered by such financial projection shall remain the same as above.

8.             EVENTS OF DEFAULT.

           Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:
8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations);

8.2 (a) If Borrower fails to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 6.2 (Collateral Reporting), 6.4 (Tax Returns), 6.7 (Title to Equipment), 6.12 (Location of Inventory and Equipment), 6.13 (Compliance with Laws), 6.14 (Employee Benefits) or 6.15 (Leases) of this Agreement and such failure continues for a period of 5 Business Days; (b) if Borrower fails to perform, keep or observe any term, provision, condition, covenant or agreement contained in Sections 6.1 (Accounting System), 6.3 (Financial Statements, Reports, Certificates), or 6.8 (Maintenance of Equipment) of this Agreement and such failure continues for a period of 15 Business Days; or (c) if Borrower fails to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, or in any of the other Loan Documents, other than any such term, provision, condition, covenant, or agreement that is the subject of another provision of this Section 8, in which event such other provision of this Section 8 shall govern; provided, that during any period of time that any such failure or neglect of Borrower referred to in this paragraph exists, even if such failure is not yet an Event of Default by virtue of the existence of a grace or cure period, Foothill shall not be required during such period to make Advances to Borrower;

8.3                 If there is a Material Adverse Change;

8.4 If any material portion of any of the Borrower's or its Subsidiaries' properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

8.5 If an Insolvency Proceeding is commenced by the Borrower or any of its Subsidiaries;

<Page 44>
8.6 If an Insolvency Proceeding is commenced against Borrower or any of its Subsidiaries and any of the following events occur: (a) The Borrower or any of its Subsidiaries, as applicable, consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Foothill shall be relieved of its obligation to extend credit hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower or its Subsidiaries, as applicable; or (e) an order for relief shall have been issued or entered therein;

8.7 If the Borrower or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs unless such injunction, restraint, or court order is lifted or overturned within three (3) Business Days of the issuance thereof;

8.8 If a notice of Lien, levy, or assessment is filed of record with respect to any of Borrower's or its Subsidiaries' properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, upon any of Borrower's or its Subsidiaries' properties or assets and the same is not paid on the payment date thereof;

8.9 If a judgment or other claim becomes a Lien or encumbrance upon any material portion of Borrower's or its Subsidiaries' properties or assets, provided, however, that Borrower, or its Subsidiary, as applicable, has the right to release or bond such action within fifteen (15) days;

8.10 If there is a default by the Borrower or its Subsidiaries in any material agreement to which Borrower or its Subsidiaries is a party with one or more third Persons and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of Borrower's or its Subsidiaries, as applicable, obligations thereunder;

8.11 If Borrower or any of its Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

8.12 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower, its Subsidiaries, or any officer, employee, agent, or director of Borrower or its Subsidiaries, or if any such warranty or representation is withdrawn; or

8.13 If the obligation of any guarantor under its guaranty is limited or terminated by operation of law or by the guarantor thereunder, or any such guarantor becomes the subject of an Insolvency Proceeding and any of the following events occur: (a) such guarantor consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency

<Page 45>
Proceeding is not dismissed within 45 calendar days of the date of the filing thereof, provided, that, during the pendency of such period, Foothill shall be relieved of its obligation to extend credit hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such guarantor; or
(e) an order for relief shall have been issued or entered therein.

9.             FOOTHILL'S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

             (a)           Declare  all  Obligations,  whether
evidenced  by  this  Agreement,  by  any  of  the  other  Loan
Documents, or otherwise, immediately due and payable;

             (b)          Cease  advancing money or  extending
credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

             (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Personal Property Collateral or the Real Property Collateral and without affecting the Obligations;

             (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's Loan Account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

             (e) Cause Borrower to hold all returned Inventory in trust for Foothill, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Foothill;

             (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Personal Property Collateral if Foothill so requires, and to make the Personal Property Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Personal Property Collateral is located, to take and maintain possession of the Personal Property Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to 120 days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

<Paeg 46>
             (g) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Blocked Accounts), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

             (h)         Hold, as cash collateral, any and all
balances and deposits of Borrower held by Foothill, and any amounts received in the Blocked Accounts, to secure the full and final repayment of all of the Obligations;

             (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Personal Property Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Personal Property Collateral, in completing production of, advertising for sale, and selling any Personal Property Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

             (j) Sell the Personal Property Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Personal Property Collateral be present at any such sale;

             (k)          Foothill  shall give notice  of  the
disposition of the Personal Property Collateral as follows:

                  (A)          Foothill  shall give  Borrower,
any guarantor and each holder of a security interest in the Personal Property Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Personal Property Collateral, then the time on or after which the private sale or other disposition is to be made;

                  (B)          The  notice shall be personally
delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least 10 days before the date fixed for the sale, or at least 10 days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Personal Property Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Personal Property Collateral shall be sent to such addresses as they have furnished to Foothill;

                  (C)          If  the sale is to be a  public
sale, Foothill also shall give notice of the time and place by publishing a notice one time at least 10 days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

             (l)          Foothill may credit bid and purchase
at any public sale;

<Page 47>
             (m) Any deficiency that exists after disposition of the Personal Property Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower; and

             (n)         Seek the appointment of a receiver or
keeper to take possession of the Collateral and to enforce any of the Foothill's remedies with respect to such appointment without prior notice or hearing.

9.2 Remedies Cumulative. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

9.3                    Script   Files   and   Pharmaceuticals.
Notwithstanding the foregoing, Foothill hereby agrees to: (i) in connection with the sale of the Script Files, comply with all applicable laws, rules and regulations governing the confidentiality of any information contained in such Script Files, except, in the instance where a court order, law, rule or regulation requires the disclosure of such information;
(ii) in connection with the sale of any Personal Property Collateral consisting of pharmaceuticals, sell such property only through a licensed pharmacist or in accordance with any applicable law, rule or regulation. In reference to the above, Borrower hereby agrees to use its best efforts to assist Foothill in the sale of any such Collateral, and Borrower further agrees to use its best efforts to cause such employees or agents of Borrower, which persons shall be licensed to dispose of such Collateral, as are reasonably necessary to accomplish the disposition of such Collateral to Foothill's satisfaction. In connection with the sale of such Collateral, Borrower agrees to use its best efforts to obtain sales of such Collateral at commercially reasonable prices and terms.

10.             TAXES AND EXPENSES.

           If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by Borrower could result in a Material Adverse Change, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's Loan Account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.10, and take any action with respect to such policies as Foothill deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

<Page 48>
11.             WAIVERS; INDEMNIFICATION.

11.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor,  notice  of  payment and nonpayment,  nonpayment  at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

11.2 Foothill's Liability for Collateral. So long as Foothill complies with its obligations, if any, under article 9 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

11.3 Indemnification. Borrower shall pay, indemnify, defend, and hold Foothill, each Participant, and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations.

12.             NOTICES.

           Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to Borrower or to Foothill, as the case may be, at its address set forth below:

          If to Borrower:PHARMHOUSE CORP.
                         860 Broadway
                         New York, New York 10003
                         Attn: Ms. Marcie B. Davis
                         Fax No.: (212) 358-9169

<Page 49>
          with copies to:HERRICK, FEINSTEIN, LLP
                         2 Park Avenue
                         20th Floor
                         New York, New York 10016
                         Attn: Stephen Rathkopf, Esq.
                         Fax No.: (212) 889-7577

                         and

                         MALONEY, MEHLMAN & KATZ
                         405 Lexington Avenue
                         New York, New York 10174
                         Attn: Mel Katz, Esq.
                         Fax No.: (212) 972-0111

          If to Foothill:FOOTHILL CAPITAL CORPORATION
                         11111 Santa Monica Boulevard
                         Suite 1500
                         Los Angeles, California 90025-3333
                         Attn: Business Finance Division
                               Manager
                         Fax No. 310.478.9788

          with copies to:PAUL, HASTINGS, JANOFSKY &
                            WALKER, LLP
                         600 Peachtree Street, N.E.
                         Suite 2400
                         Atlanta, Georgia 30308
                         Attn: Chris D. Molen, Esq.
                         Fax No.: (404) 815-2424

           The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, other than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or 5 days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted telefacsimile or other similar method set forth above.

13.             CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

           THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE PARTIES AGREE
THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND

<Page 50>
LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF BORROWER AND FOOTHILL REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.             DESTRUCTION OF BORROWER'S DOCUMENTS.

          All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill 4 months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

15.             GENERAL PROVISIONS.

15.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

15.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely
void.   No consent to an assignment by Foothill shall  release
Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder with the consent of Borrower unless an Event of Default then exists, in which case no consent of the Borrower is required in connection with any such assignment. Foothill reserves the right to grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business. To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

<Page 51>
15.3 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

15.4 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

15.5 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

15.6 Amendments in Writing. This Agreement can only be amended by a writing signed by both Foothill and Borrower.

15.7                  Counterparts;  Telefacsimile  Execution.
This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

15.8                 Revival and Reinstatement of Obligations.
If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

15.9                 Integration.   This  Agreement,  together
with   the   other   Loan  Documents,  reflects   the   entire
understanding of the parties with respect to the  transactions

<Page 52>
contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

1.1 Time is of the Essence. Time is of the essence of this Agreement.

1.1 Confidentiality. Each of Borrower and Foothill agree to treat as confidential information and not to disclose to any other Person the terms of this Agreement and the other Loan Documents together with any information which Foothill obtains or receives relative to the Borrower and which the Borrower obtains or receives relative to Foothill, in the course of the negotiation, execution and administration of this Agreement which reasonably could be considered proprietary to the other, and which is not itself part of the public domain, except that each of Foothill and the Borrower may disclose such terms and information: (i) to its shareholders, suppliers, employees, agents, affiliates, attorneys, accountants, auditors, distributors, dealers, and other representatives who have need for such terms and information, (ii) to any potential or actual participant or assignee  so  long as such participant or assignee  agrees  to keep the information disclosed on the same basis of confidentiality as set forth hereinabove, (iii) to such other Persons as to which the other party has given its prior written consent to disclosure, (iv) as required under applicable federal or state securities laws, and (v) to any Person acting under color of law or pursuant to any judicial, administrative, regulatory or other legal proceeding. For purposes hereof, each party hereto shall be deemed to have treated the aforesaid terms and information "as confidential" if, to the extent and for so long as it has maintained such terms and information with the same degree of confidentiality as it employs relative to its own confidential information of the same or similar materiality.


<Page 53>
            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.



Sworn and subscribed          PHARMHOUSE CORP.,
before me this 15th day       a New York corporation
of May, 1998

                         By: /s/ Marcie B. Davis
NOTARY PUBLIC
                         Name:   Marcie B. Davis
My Commission Expires
                         Title:  Executive Vice president




Sworn and subscribed          FOOTHILL CAPITAL CORPORATION,
before me this 15th day       a California corporation
of May, 1998

                         By: /s/ Christopher O'Connor
NOTARY PUBLIC
                         Name:   Christopher O'Connor
My Commission Expires
                         Title:  Vice President